CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital – Retail Centers of America, Inc.
tony@defaziocommunications.com	bblock@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital – Retail Centers of America, Inc.
Breaks Escrow and Enters into Contract to Acquire Liberty Crossing Shopping Center

New York, NY, March 9, 2012 – American Realty Capital – Retail Centers of America, Inc. (“the “Company”) announced today that it broke escrow and issued shares of common stock to American Realty Capital IV, LLC, the Company’s sponsor, which purchased $2.0 million of the Company’s shares of common stock at a purchase price of $9.00 per share. Subscriptions from residents of Tennessee or Pennsylvania will be held in escrow until the Company has received aggregate subscriptions of at least $20 million and $75 million, respectively.

In addition, on March 7, 2012, the board of directors of the Company ratified the Company’s entry, through its sponsor, into a purchase and sale agreement to acquire the fee-simple interest in the Liberty Crossing Shopping Center, located in Rowlett, Texas. The contract purchase price of the Liberty Crossing Shopping Center is approximately $22.2 million, exclusive of closing costs.

The property contains approximately 105,861 rentable square feet and is 95% leased to 16 tenants. Three tenants, Ross Stores, Inc. (NASDAQ: ROST), PetSmart, Inc. (NASDAQ: PETM), each of which are rated by major credit rating agencies, and Dollar Tree, Inc. (NASDAQ: DLTR), represent 40% of the in-place net operating income of the property.

The lease to Ross Stores, Inc. commenced in October 2008, has an 11-year term and expires in January 2019.  The lease to PetSmart, Inc. commenced in December 2008, has a 10-year term and expires in November 2018. The lease to Dollar Tree, Inc. commenced in August 2008, has a 10-year term and expires in July 2018.

The board of directors previously declared a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.0017534247 per day. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. As a result of the escrow break and the potential property acquisition described above, the Company expects that distributions will begin to accrue 30 days following the closing of the acquisition of the Liberty Crossing Shopping Center.

American Realty Capital – Retail Centers of America, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital – Retail Centers of America, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.